EXHIBIT 8.1

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June 8, 2022

Ford Credit Auto Lease Two LLC

CAB East LLC
CAB West LLC
c/o Ford Credit SPE Management Office

c/o Ford Motor Company

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Re:	Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Auto Lease Two LLC, a Delaware limited liability company, CAB East LLC, a Delaware limited liability company ("CAB East") and CAB West LLC, a Delaware limited liability company ("CAB West" and, together with Ford Credit Auto Lease Two LLC and CAB East, the "Registrants"), in connection with a Registration Statement on Form SF-3 (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the Asset Backed Notes (the "Notes") and with the authorization and issuance from time to time in one or more series (each, a "Series") of Notes. As described in the Registration Statement, each Series of Notes will be issued under and pursuant to an indenture (the "Indenture") to be entered into between the indenture trustee designated in the Indenture (the "Indenture Trustee") and one of various trusts (each, a "Trust") to be formed under the related trust agreement (the "Trust Agreement") to be entered into by the Registrant Ford Credit Auto Lease Two LLC and the owner trustee designated in the Trust Agreement (the "Owner Trustee"), (the Indenture, and the Trust Agreement being referred to in this opinion as the "Agreements").

We have examined the form of prospectus (the "Prospectus") related to the Agreements contained in the Registration Statement and other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Registrants, the Indenture Trustee, the Owner Trustee and any other party to the Agreements and will be duly executed and delivered by the Registrants, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY       CHARLOTTE        CHICAGO       DALLAS       LOS ANGELES
NEW YORK        ORANGE COUNTY       SHANGHAI        WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Ford Credit Auto Lease Two LLC

CAB East, LLC

CAB West, LLC

June 8, 2022

filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Registration Statement. As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Registrants and others.

As special tax counsel to the Registrants, we have advised the Registrants regarding material federal income tax aspects of the proposed issuance of the Notes under the Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings "Summary—Tax Status" and "Tax Considerations" in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Registration Statement and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Registrants under the headings in the Prospectus stated above, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued under the Act, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP